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                                                                     EXHIBIT 5.1

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                                                      Washington, D.C.

                                        File No. 029977-0002

December 19, 2003


Party City Corporation
400 Commons Way
Rockaway, New Jersey  07866

            Re:   Registration Statement on Form S-8
                  with respect to 5,500,000 shares of
                  Common Stock, par value $.01 per share

Ladies and Gentlemen:

      In connection with the preparation and filing by Party City Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance by the Company of 5,500,000 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, pursuant to the Company's 1999 Stock Incentive Plan, as amended and restated on October 17, 2003 (the "Plan"), you have requested our opinion with respect to the matters set forth below.

      In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquires, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

      We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agency within any state.

      Subject to the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold upon exercise of the options for such Shares and payment of the exercise


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PARTY CITY CORPORATION
DECEMBER 19, 2003
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LATHAM & WATKINS LLP


price therefor as contemplated by the Plan and any Agreement (as defined in the Plan) relating thereto, such Shares will be validly issued, fully paid and nonassessable.

      We consent to your filing this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ LATHAM & WATKINS LLP